Exhibit 99.9


                    PRO-FORMA FINANCIAL INFORMATION
                UNAUDITED PRO-FORMA COMBINED CONDENSED
                         FINANCIAL INFORMATION

Halifax Corporation ("Halifax") completed the acquisition of Microserv Inc. ("Microserv") on August 29, 2003.

The accompanying unaudited pro-forma combined condensed balance sheet has been prepared as if the acquisition was consummated as of April 1, 2002. The unaudited pro-forma combined condensed statements of income for the fiscal year ended March 31, 2003 and three-months ended June 30, 2003 have been prepared as if the Halifax acquisition had occurred on April 1, 2002, and combines Halifax and Microserv's statements of operations.

Adjustments have been made to Microserv's financial statements to conform to Halifax's presentation. Halifax has a fiscal year end of March 31 and Microserv has a fiscal year end of December 31. The twelve-month period ended March 31, 2003 for Microserv was combined with the twelve-month period ended March 31, 2003 for Halifax. The unaudited balance sheet for Microserv as of June 30, 2003 was combined with the unaudited balance sheet for Halifax as of June 30, 2003.

The assets and liabilities of Microserv have been adjusted to estimated fair value, based upon estimates, which are subject to change as additional information is obtained. The allocations of the purchase costs are subject to final determination based upon estimates and other evaluations of fair market value, identification and valuation of identifiable intangible assets.

The method of combining historical financial statements for the preparation of the unaudited pro-forma combined condensed financial statements is for presentation only. Actual statements of income of the companies will be consolidated commencing on the date of acquisition. The unaudited pro- forma combined condensed financial information does not purport to represent what Halifax's operations or financial position actually would have been had the acquisition occurred on the dates specified, or to project Halifax's results of operation or financial position for any future period or date. The unaudited pro-forma combined condensed financial information does not reflect any adjustments to conform to accounting practices, except for certain reclassifications, or any cost savings or other synergies which may result from the merger.

In the opinion of management, all material adjustments necessary to reflect the acquisition of Microserv by Halifax have been made. The accompanying unaudited pro-forma combined condensed financial statements should be read in conjunction with the historical financial statements and related notes thereto for both Halifax and Microserv.

On July 23, 2003, Halifax completed the private placement of 291,970 shares of common stock, $0.24 par value at a purchase price of $4.11 per share. This private placement is reflected in the "As Adjusted Pro-Forma" column balance.


 Unaudited Pro-Forma Combined Condensed Statement of Operations for year ended March 31, 2003

   (Amounts in     Historical  Historical   Pro-forma                        As      As Adjusted
 thousands except   Halifax     Microserv  Adjustments         Pro-forma  Adjusted    Pro-forma
   share data)        (a)          (a)                                       (g)

Revenues             $ 50,418    $  10,025            -          $ 60,443         -     $  60,443

Cost of services       44,200        7,337            -            51,537         -        51,537

Gross margin            6,218        2,688            -             8,906         -         8,906

Selling expense         1,102          474            -             1,576         -         1,576
Marketing expense         652            -            -               652         -           652
General and             3,127        2,317          128   c         5,572                   5,572
administrative                                                                    -

Operating income        1,337        (103)        (128)             1,106         -         1,106

Interest expense        (649)            -         (25)   f         (674)         -         (674)
Other income
(expense)                  20         (27)            -               (7)         -           (7)

Income before
income taxes              708        (130)        (153)               425         -           425

Income taxes               60            -         (20)   d            40         -            40
Net income          $     648   $    (130)   $    (133)   i        $  385 $       -      $    385

Earnings per
common share

Basic                $    .30                                     $   .15               $     .13
Diluted              $    .29                                     $   .15               $     .13

Weighted number
of shares
outstanding:

Basic               2,175,781                                   2,617,859            2,909,830(j)
Diluted             2,212,360                                   2,654,439            2,946,410

 See accompanying notes to the unaudited pro-forma combined condensed financial information

 Unaudited Pro-Forma Combined Condensed Statement of Operations for the
Three Months Ended June 30, 2003

(Amounts in         Historical  Historical  Pro-forma                      As       As Adjusted
thousands except     Halifax    Microserv  Adjustments       Pro-forma  Adjusted     Pro-forma
share data)            (a)         (a)                                     (g)

Revenues            $   10,676  $    2,000           -       $  12,676          -    $    12,676

Cost of services         9,356       1,210           -          10,566          -         10,566

Gross margin             1,320         790           -           2,110          -          2,110

Selling expense            283         108           -             391          -            391
Marketing expense          129           -           -             129          -            129
General and
administrative             709         547          32   c       1,288         -           1,288

Operating income           199         135        (32)             302          -            302

Interest expense         (147)           -         (6)   f       (153)         21          (132)
Other income                 4           1           -               5          -              5

Income before
income taxes                56         136        (38)             154         21            175

Income taxes                 5           -          30   d          35          -             35
Net income                  51         136        (68)   i         119    $    21         $  140

Earnings per
common share

Basic               $      .02                               $     .05                   $   .05
Diluted             $      .02                               $     .05                   $   .05

Weighted number
of shares
outstanding:

Basic                2,176,363                               2,618,441               2,910,411(j)
Diluted              2,187,431                               2,636,800               2,928,770




See accompanying notes to the unaudited pro-forma combined condensed financial information

 Unaudited Pro-Forma Combined Condensed Balance Sheet as of June
30,2003

(Amounts in thousands    Historical  Historical   Pro-forma                   As          As Adjusted
except share data)         Halifax   Microserv   Adjustments        Pro-   Adjusted        Pro-forma
                                                                   forma      (g)
ASSETS

CURRENT ASSETS

  Cash                        $  105      $ 459        (360)  b      (996)     1,200           204
                                                     (1,200)  e
  Trade accounts
receivable, net                8,446        628            -         9,074         -         9,074
  Inventory, net               4,387      1,169            -         5,556         -         5,556
  Prepaid expenses and
other current assets             458         38            -           496         -           496
TOTAL CURRENT ASSETS          13,396      2,294      (1,560)        14,130     1,200        15,330

PROPERTY AND EQUIPMENT,
net                            1,211        303            -         1,514         -         1,514
                                   -          -        (160)  c          -         -             -
GOODWILL                       2,963          -        1,989  b      4,792         -         4,792
OTHER ASSETS                     150         37            -           187         -           187

TOTAL ASSETS                  17,720      2,634          269        20,623     1,200        21,823

LIABILITIES AND
STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
  Accounts payable           $ 3,163     $  179            -         3,342         -       $ 3,342
  Accrued expenses             2,978        608          644  b      4,236      (21)         4,259
                                   -          -            6  b          -        45 h           -
  Deferred maintenance
revenue                        2,258         76                      2,334         -         2,334
  Current portion of
long-term debt                    29          -            -            29         -            29
  Income taxes payable             -          -           10  d         10         -            10

TOTAL CURRENT
LIABILITIES                    8,428        863          660         9,951        24         9,975

LONG-TERM BANK DEBT            5,490          -            -         5,490         -         5,490

SUBORDINATED DEBT -
AFFILIATE                      4,000          -      (1,200)  e      3,293         -         3,293
                                                         493  b
DEFERRED INCOME                  382          6            -           388         -           388

TOTAL LIABILITIES             18,300        869         (47)        19,122        24        19,146

COMMITMENTS AND
CONTINGENCIES

STOCKHOLDERS' DEFICIT
  Preferred stock                  -          -            -             -         -             -
  Common stock                   588        300          106  b        694        70           764
                                                       (300)  b

  Additional paid-in
capital                        5,016          -        2,069  b      7,192                   8,277
                                                        (10)  b                1,130
                                                         117  b                 (45)  h

(Accumulated deficit)
retained earnings            (5,972)      1,465      (1,465)  b    (6,173)        21        (6,152)
                                   -          -        (201)  i
Less Treasury stock at
cost                           (212)          -            -         (212)         -          (212)

TOTAL STOCKHOLDERS'
EQUITY (DEFICIT)               (580)      1,765          316         1,501     1,176         2,677

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY
(DEFICIT)                   $ 17,720    $ 2,634       $  269        20,623   $ 1,200       $21,823

See accompanying notes to the unaudited pro-forma combined condensed financial information

HALIFAX CORPORATION

NOTES TO  UNAUDITED PRO-FORMA COMBINED CONDENSED  FINANCIAL STATEMENTS

The unaudited pro-forma combined condensed financial information as based upon the following:

  (a) Microserv's historical column for the three months ended June 30, 2003 includes Microserv results of operations from April 1, 2003. Halifax's historical column for the three months ended June 30, 2003 includes Halifax's results of operations from April 1, 2003.

  (b) In the acquisition transaction, Halifax acquired all of the outstanding shares of Microserv's common stock in exchange for shares of Halifax's common stock, cash and notes. Prior to the acquisition transaction, Microserv had issued options to purchase Microserv common stock to its employees and directors. These options were cancelled upon consummation of the acquisition transaction.

     Halifax issued 442,078 shares of its common stock for all outstanding classes of Microserv common stock as discussed above. The number of Halifax shares of common stock issued increased to approximately 2.9 million shares.

     Below is a table of the estimated acquisition cost:


   Cash                                               $       360,000

   Halifax Stock Issued (442,078 shares)                    2,175,000

   Notes payable - shareholders notes                         493,000

   Investment banking services                                117,000

   Estimated acquisition cost                                 609,000

   Total estimated acquisition cost to be
   allocated                                           $    3,754,000

   Less:  Historical cost basis of the
   following at June 30, 2003
   Net Assets of Microserv                                (1,765,000)

   Excess of purchase price over historical
   cost basis of net assets acquired                   $    1,989,000


To effect the merger of Microserv at April 1, 2002. Components of the transaction were cash of $360,000, notes payable of $493,000 and 442,078 of common stock shares at $4.92, totaling $2.175 million in the aggregate.

In addition, costs to consummate the transaction were approximately $609,000, the excess purchase price over the net assets of Microserv is approximately $1.9 million.

Halifax is in the process of identifying the fair values of tangible and intangible assets that will be acquired. It is expected that the intangible assets will include the following: customer agreements, a noncompete agreement, customer backlog, the subcontractor provider network and goodwill. The intangible assets are expected to have a value of approximately $804 thousand estimated lives ranging from 2 to 8 years. The unaudited pro-forma combined condensed financial information has assumed a composite life of 4 years for purposes of computing amortization expense.


  (c)  To record amortization of amortizable assets for the year
       ended March 31, 2003 of $128,000 and $32,000   for the three
       months ended June 30, 2003.

  (d) Halifax has recorded an adjustment to the tax provision in the unaudited pro-forma combined condensed financial information for estimated minimum state taxes. Any deferred tax liabilities that may result from the final valuation and allocation of the excess purchase price have not been recorded.

  (e) Reduction in long-term debt to affiliate required to consummate acquisition.

  (f) To increase interest expense for notes payable-selling shareholder notes for the year ended March 31, 2003 by $25 thousand and $6 thousand for the three months ended June 30, 2003.

  (g) On July 23, 2003, the Company consummated a private placement of 291,970 shares of common stock were sold to existing shareholders at an offering price of $4.11 per share for total proceeds of $1,200,000. The following pro-forma adjustments were made to account for the offering: inclusion of $1,200,000 of cash, and $1,200,000 additional equity in the balance sheet. Interest expense totaling $21 thousand for the three month period ended June 30, 2003 was eliminated as a result of the reduction in debt outstanding. In connection with the private placement, the Company issued warrants to purchase 58,354 shares of the Company's common stock with a value of $69,188. The warrants were recorded as a reduction to the proceeds of the private placement and a corresponding increase in paid in capital for the value of the warrants.


  (h)  Fees incurred for private placement.

  (i) Reflects the effect of pro-forma adjustments on retained earnings.

  (j) Common stock outstanding after giving effect to the purchase of Microserv and the July 23, 2003 private placement.